Exhibit 10.28

EMPLOYMENT AGREEMENT OF MARK J. EMKJER

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 3rd day of December, 2002, by and between PHARMACOPEIA, INC., a Delaware corporation (hereinafter, the “Company”), and Mark J. Emkjer, an individual (hereinafter, “Employee”).

RECITALS

WHEREAS, the Company desires to employ Employee to render services in the capacity of Executive Vice President of the Company and President of Accelrys Inc., a wholly owned subsidiary of the Company (“Accelrys”), on the terms set forth in this Agreement; and

WHEREAS, Employee desires to render services in the capacity of Executive Vice President of the Company and President of Accelrys on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1.   EMPLOYMENT.

(a)  Title; Location.  The Company hereby employs Employee as Executive Vice President of the Company and President of Accelrys upon the terms and conditions set forth in this Agreement, and Employee hereby accepts such employment.  Employee will be based in San Diego, California and will report initially to Joseph A. Mollica, Ph.D., Chairman of the Board, President and Chief Executive Officer of the Company; provided, that if Dr. Mollica is no longer employed by the Company, Employee will report to the then current Chief Executive Officer of the Company.

(b)  Duties and Responsibilities.  Employee’s duties, powers and responsibilities in such capacity shall be those which are customary for such position, as may be determined from time to time by the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company.  Employee agrees to perform and discharge such duties well and faithfully and to be subject to the supervision and direction of the Board and of the Chief Executive Officer of the Company.

(c)  No Conflicts.  Employee’s position under this Agreement is a full-time position.  Employee agrees to devote Employee’s full business time, effort, attention and energies to this position.  Employee will not render any professional services or engage in any activity that might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with, the Company.  Employee agrees to abide by the policies, rules and regulations of the Company as they may be amended from time to time.

(d)  No Other Agreement.  Employee represents and warrants the he/she is not bound by any employment, consulting, noncompetition, confidentiality, finders, marketing or other agreement or arrangement that would, or might reasonably be expected to, prohibit or restrict Employee in any manner from performing his/her duties and obligations hereunder.

2.   TERM.  Employee’s employment hereunder shall commence on December 9, 2002 and shall continue until terminated in accordance with Section 4 of this Agreement.

3.   COMPENSATION.  As compensation for Employee’s services under this Agreement:

(a)  Starting Bonus.  As soon as practicable, but in no event later than thirty (30) days, after the commencement of Employee’s employment hereunder as provided in Section 2 above, the Company will pay Employee a starting bonus of Seventy-Five Thousand Dollars ($75,000.00) in cash.

(b)  Base Salary.  The Company will pay Employee an initial base salary of Three Hundred Twenty-Five Thousand Dollars ($325,000.00) per year (“Base Salary”), to be paid semi-monthly in equal installments at the rate of Thirteen Thousand Five Hundred Forty-One Dollars and Sixty-Seven Cents ($13,541.67), less normally applicable payroll deductions.  Employee’s Base Salary will be subject to annual review and adjustment by the Board or a duly appointed committee thereof, in either case in its sole discretion.

(c)  Incentive Bonus.  Employee shall participate in the Company’s management incentive plan, which currently provides for an annual bonus payable based on the financial performance of, and attainment of certain strategic milestones by, the Company and on the performance of the participating employee.  If payable, such annual bonus would be calculated as a target percentage of Employee’s then current Base Salary.  The Company and Employee agree that Employee’s initial bonus target percentage will be eighty-four and sixty-two hundredths percent (84.62%).  Such amounts payable to Employee under this plan or any other bonus program shall be referred to herein as the “Incentive Bonus.”  The Incentive Bonus for any year will be paid on or about March 31 of the following year, provided Employee is employed by or receiving severance payments from the Company or its successor on that date.

The Company and Employee agree that, based on Employee’s initial Base Salary and bonus target percentage set forth above, Employee’s target bonus for the year 2003 will be up to Two Hundred Seventy-Five Thousand Dollars ($275,000.00).  Irrespective of whether the Company attains its financial and/or strategic goals for 2003, and (except as provided below) irrespective of Employee’s individual performance for such year, the Company will be obligated to pay to Employee a guaranteed bonus for the year 2003 of not less than One Hundred Thirty-Seven Thousand Five Hundred Dollars ($137,500.00); provided, that the Company shall not be obligated to pay such bonus if, on or prior to December 31, 2003, (i) Employee’s employment is terminated by the Company for Cause (as defined in Section 4(a) below) or (ii) Employee voluntarily terminates his employment with the Company without Good Reason (as defined in Section 4(c) below).

(d)  Stock Options.  On, or as soon as practicable after, the date hereof, the Company will grant Employee the option to purchase Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock (the “Option”), at a per share exercise price equal to the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of grant.  Twenty-five percent (25%) of the Option will vest on the first anniversary of the date of grant.  Thereafter, one forty-eighth (1/48) of the Option will vest each month, commencing with the first month following the first anniversary of this Agreement.  The Option will be granted pursuant to, and will be subject to all of the terms and conditions of, the Company’s 1994 Incentive Stock Option Plan and a stock option agreement in the Company’s customary form to be entered into by the Company and Employee.

4.   TERMINATION AND EFFECT OF TERMINATION.  Employee’s employment hereunder is AT WILL and may be terminated at any time by the Company for any reason.  In the event of termination of Employee’s employment, the Company shall have no liability to Employee for compensation or benefits except as specified in this Section 4 or as required by the Company’s benefits policy.

(a)  Termination by the Company for Cause.  Employee’s employment may be terminated by the Company for Cause at any time upon delivery of written notice to Employee.  Upon such a termination, the Company shall have no obligation to Employee other than the payment of all accrued, but unpaid, Base Salary and any unpaid expenses or expense reimbursements prior to the effective date of such termination.  For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events or conditions:

(i)  any gross failure on the part of Employee (other than by reason of disability as provided in Section 4(e) below) to faithfully and professionally carry out Employee’s duties or to comply with any other material provision of this Agreement, which failure continues for thirty (30) days after written notice detailing such failure is delivered by the Company; provided, that the Company shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which notice has been given on a prior occasion;

(ii)  Employee’s dishonesty (which shall include without limitation any misuse or misappropriation of the Company’s assets), or other willful misconduct (including without limitation any conduct on the part of Employee intended to or likely to injure the business of the Company);

(iii)  Employee’s conviction of any felony or of any other crime involving moral turpitude, whether or not relating to Employee’s employment;

(iv)  Employee’s insobriety or use of drugs, chemicals or controlled substances either (A) in the course of performing Employee’s duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Employee to perform the same;

(v)  Employee’s failure to comply with a lawful written direction of the Company or the Board; or

(vi)  any wanton or willful dereliction of duties by Employee.

The existence of any of the foregoing events or conditions shall be determined by the Company in the exercise of its reasonable judgment.

(b)  Involuntary Termination by the Company without Cause.  The Company may involuntarily terminate Employee’s employment under this Agreement at any time without Cause upon delivery of written notice to Employee.  Subject to the provisions of Section 4(g) hereof (concerning termination in connection with a Change of Control (as defined in such Section 4(g)), if Employee’s employment is terminated involuntarily by the Company without Cause pursuant to this Section 4(b), the Company shall:

(i)  pay Employee all compensation and benefits accrued, but unpaid, up to the effective date of termination;

(ii)  continue to pay Employee each month an amount equal to one twelfth (1/12) of Employee’s annual Base Salary in effect as of the effective date of termination, for a period of twelve (12) months or until the occurrence of any circumstance or event that would constitute Cause under Section 4(a) above;

(iii)  if such termination is after December 31, 2003, pay Employee an amount in cash equal to the amount obtained by multiplying (x) Employee’s target bonus percentage in effect as of the effective date of termination (expressed as a decimal) times Employee’s annual Base Salary in effect as of such date of termination, by (y) a fraction of which (I) the numerator is the number of full months for which Employee was employed during the year of termination and (II) the denominator is twelve (12), such amount to be payable in equal monthly installments during the period Employee is receiving payments under clause (ii) of this Section 4(b); and

(iv)  maintain Employee’s group medical coverage during the period Employee is receiving payments under clause (ii) of this Section 4(b).

The payments in clauses (ii) and (iii) above shall continue until twelve (12) months from the date of termination.

(c)  Termination by Employee for Good Reason.  Employee may terminate his/her employment under this Agreement for Good Reason upon the provision of advance written notice to the Company specifying in reasonable detail the events or conditions upon which Employee is basing such termination.  The Company will be given the opportunity, but shall have no obligation, to “cure” such events or conditions within thirty (30) days after the provision by Employee of such notice.  Subject to the provisions of Section 4(g) hereof (concerning termination in connection with a Change of Control), if the Company elects in a written notice to Employee not to cure such events or conditions or otherwise fails to so cure such events or conditions within such thirty (30) day period, Employee may terminate his/her employment with the Company for Good Reason pursuant to this Section 4(c) and in the event of such termination, the Company shall:

(i)  pay Employee all compensation and benefits accrued, but unpaid, up to the effective date of termination;

(ii)  continue to pay Employee each month an amount equal to one twelfth (1/12) of Employee’s annual Base Salary in effect as of the effective date of termination, for a period of twelve (12) months or until the occurrence of any circumstance or event that would constitute Cause under Section 4(a) above;

(iii)  if such termination is after December 31, 2003, pay Employee an amount in cash equal to the amount obtained by multiplying (x) Employee’s target bonus percentage in effect as of the effective date of termination (expressed as a decimal) times Employee’s annual Base Salary in effect as of such date of termination, by (y) a fraction of which (I) the numerator is the number of full months for which Employee was employed during the year of termination and (II) the denominator is twelve (12), such amount to be payable in equal monthly installments during the period Employee is receiving payments under clause (ii) of this Section 4(c); and

(iv)  maintain Employee’s group medical coverage during the period Employee is receiving payments under clause (ii) of this Section 4(c).

The payments in clauses (ii) and (iii) above shall continue until twelve (12) months from the date of termination.

For purposes of this Agreement, Good Reason means any one or more of the following events or conditions:

(A)  the Company’s breach of any of the material terms of this Agreement;

(B)  the Company’s requiring Employee, without his/her consent, to relocate from his/her residence or to commute more than fifty (50) miles from the offices of Accelrys at which he was principally employed on December 9, 2002;

(C)  a material diminution in Employee’s title, duties or responsibilities or conditions of his/her employment from those in effect on December 9, 2002; or

(D)  a reduction in Employee’s annual Base Salary as in effect on December 9, 2002 or as the same may be increased from time to time after such date and prior to the delivery of such notice (other than such a reduction applicable generally to other senior executives of the Company).

(d)  Termination by Employee without Good Reason (Voluntary Resignation).  Employee may voluntarily resign his position and terminate his employment under this Agreement without Good Reason at any time.  Upon such a termination, the Company shall have no obligation to pay compensation and provide benefits to Employee other than the payment of all accrued, but unpaid, Base Salary and any other unpaid expenses or expense reimbursements prior to the effective date of such termination.

(e)  Disability.  If Employee becomes disabled for more than one hundred eighty (180) days in any twelve (12) month period, the Company shall have the right to terminate Employee’s employment without further liability upon written notice to Employee.  Without limiting the generality of the foregoing, Employee shall be deemed disabled for purposes of this Agreement either (i) if Employee is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and at the time in effect, or (ii) if in the exercise of the Company’s reasonable judgment, due to accident, mental or physical illness, or any other reason, Employee cannot perform Employee’s duties.  In the event the Company shall terminate Employee due to disability, as described above, Employee shall be entitled to receive the benefits set forth in Section 4(b) (i.e., as if Employee were terminated by the Company without Cause), reduced by the amount of any disability plan or insurance benefit paid.

(f)  Death.  In the event of the death of Employee, this Agreement shall automatically terminate and any obligation to continue to pay compensation and benefits shall cease as of the date of death, except for the payment of all accrued, but unpaid, Base Salary and any other unpaid expenses or expense reimbursement prior to the date of death.

(g)  Change of Control Termination.

(i)  Benefits.  In the event (x) Employee’s employment under this Agreement is terminated by the Company involuntarily without Cause at any time during the period commencing two (2) months before and ending twelve (12) months after the occurrence of a Change of Control, or (y) Employee terminates his employment with the Company for Good Reason at any time during the period commencing two (2) months before and ending twelve (12) months after the occurrence of a Change of Control, the Company shall:

(A) pay Employee all compensation and benefits accrued, but unpaid, up to the effective date of termination;

(B) pay Employee a lump sum in cash equal to one (1) times Employee’s annual Base Salary in effect as of the effective date of termination;

(C) if such termination is after December 31, 2003, pay Employee a lump sum in cash equal to the amount obtained by multiplying (x) Employee’s target bonus percentage in effect as of the effective date of termination (expressed as a decimal) times Employee’s annual Base Salary in effect as of such date of termination, by (y) a fraction of which (I) the numerator is the number of full months for which Employee was employed during the year of termination and (II) the denominator is twelve (12); and

(D) maintain Employee’s group medical coverage for a period of twelve (12) months after the effective date of termination.

Anything contained in this Section 4(g)(i) to the contrary notwithstanding, Employee shall not be entitled to any of the benefits set forth in this Section 4(g)(i) if:

(x)  the Company, including without limitation any Acquiring Company (as defined below), offers Employee a position which would not provide Employee with Good Reason to terminate his employment as provided in clauses (B), (C) or (D) of the definition of Good Reason in Section 4(c) above; or

(y)  Employee resigns and terminates such employment voluntarily (other than for Good Reason) or is terminated by the Company (including without limitation any Acquiring Company) for Cause.

For purposes of Sections 4(g)(i) and (ii) hereof, the term the “Company” shall include any Acquiring Company (as defined below) and all obligations of the Company under such Section shall be assumed by any Acquiring Company.

(ii)  Stock Options.  In the event (x) Employee’s employment under this Agreement is terminated by the Company involuntarily without Cause at any time during the period commencing two (2) months before and ending eighteen (18) months after the occurrence of a Change of Control or (y) Employee terminates his employment with the Company for Good Reason at any time during the period commencing two (2) months before and ending eighteen (18) months after the occurrence of a Change of Control:

(A) notwithstanding anything to the contrary contained in the Company’s 1994 Incentive Stock Option Plan (the “1994 Plan”) or any other stock option plan of the Company, any unvested stock options which were granted to Employee during the term of this Agreement under the 1994 Plan or any such other stock option plan shall immediately vest upon the date of termination of Employee’s employment, the expiration date of the exercise period for such options shall be the earlier of (1) one (1) year following the date of termination or (2) the expiration of the term of the option, and the Company shall take all actions necessary or advisable to give effect to this Section 4(g)(ii)(A); and

(B) all vested options held by Employee which were issued pursuant to the 1994 Plan or any such other plan shall be exercisable pursuant to the terms of the stock option agreement(s) under which the options were granted, and the Company shall take all actions necessary or advisable to give effect to this Section 4(g)(ii)(B).

Anything contained in this Section 4(g)(ii) to the contrary notwithstanding, Employee shall not be entitled to any of the benefits set forth in this Section 4(g)(ii) if:

(x)  the Company, including without limitation any Acquiring Company, offers Employee a position which would not provide Employee with Good Reason to terminate his employment as provided in clauses (B), (C) or (D) of the definition of Good Reason in Section 4(c) above; or

(y)  Employee resigns and terminates such employment voluntarily (other than for Good Reason) or is terminated by the Company (including without limitation any Acquiring Company) for Cause.

(iii)  Definition of “Change of Control.”  For purposes of this Agreement, a “Change of Control” of the Company shall mean the occurrence of any of the following events or circumstances:

(A) any “person” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including a “group” within the meaning of such Section 13(d) but excluding the Company and any of its subsidiaries and any employee benefit plan sponsored or maintained by the Company or any subsidiary thereof (a “Person”), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Company Voting Securities”); or

(B) the consummation of a merger or consolidation of the Company, or the acceptance by the stockholders of the Company of shares in a share exchange, where the Persons who were the beneficial owners of Company Voting Securities, outstanding immediately prior to such merger, consolidation or share exchange, do not beneficially own, directly or indirectly, immediately after such merger, consolidation or share exchange, securities representing more than fifty percent (50%) of the combined voting power of the then outstanding Company Voting Securities or voting securities of the Acquiring Company in such merger, consolidation or share exchange, in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such merger, consolidation or share exchange; or

(C) a complete liquidation or dissolution of the Company; or

(D) a sale, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, that a Change of Control shall not be deemed to have occurred where (x) the Company sells, exchanges or otherwise disposes or transfers all or substantially all of its assets to another corporation which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of Company Voting Securities in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such transaction and (y) such corporation expressly assumes this Agreement; or

(E) such time as the Continuing Directors (as defined below) do not constitute at least a majority of the Board of Directors of the Company (or, if applicable, of a successor to the Company), where the term “Continuing Director” means at any date a member of the Board who was (x) a member of the Board on the date of this Agreement or (y) nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election (it being understood that no individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall be a Continuing Director).

(iv)  Definition of “Acquiring Company.”  For purposes of Section 4 of this Agreement, an “Acquiring Company” shall mean the resulting or surviving corporation, or the company issuing cash or securities (or its ultimate parent company), in a merger, consolidation or share exchange involving the Company, or the successor corporation to the Company (whether in any such transaction or otherwise).

(h)  Deductibility of Payments.  It is the intention of Employee and of the Company that no payments by the Company to or for the benefit of Employee under this Agreement or any other agreement or plan, if any, pursuant to which Employee is entitled to receive payments or benefits shall be nondeductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), relating to parachute payments or any like statutory or regulatory provision.  Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company.  To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of Employee, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Company by reason of the operation of said Section 280G or any like statutory or regulatory provision.  To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Sections 280G or any like statutory or regulatory provision, Employee shall determine which method shall be followed; provided that if Employee fails to make such determination within forty-five (45) days after the Company has given notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.

(i)  Liquidated Damages.  Employee acknowledges that any payments and benefits resulting from a termination of Employee’s employment under Section 4(b), (c) or (g) of this Agreement are in lieu of any and all claims that Employee may have against the Company or any Acquiring Company (other than benefits under the Company’s employee benefit plans that by their terms survive termination of employment, benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty).  The Company may request that Employee confirm such acknowledgment in writing prior to, and as a condition to, receipt of such payments and benefits.

5.  VACATION AND HOLIDAY.  Employee shall be entitled to vacation each year, which initially shall be four week per year and thereafter shall be in accordance with the Company’s standard vacation policy, and to those holidays observed by the Company.  As an essential employee of the Company, Employee shall schedule vacation and holiday observances so as not to interfere with the performance of Employee’s duties hereunder.

6.  HEALTH INSURANCE; LIFE INSURANCE; OTHER FRINGE BENEFITS.  Employee shall be entitled to the benefit of such group medical, accident and long-term disability insurance and other fringe benefits and tax qualified retirement plans as the Company shall make available from time to time to its other similarly situated senior employees.

7.  PROFESSIONAL AND BUSINESS EXPENSES.  Employee will be reimbursed in accordance with the Company’s policy and procedure for the reasonable costs of properly documented professional and business related travel expenses required in the course of Employee’s employment.  The Company will also pay for appropriate professional dues and memberships, which must be approved in advance by the Chief Executive Officer.

8.  TAXES.  Employee will be responsible for the payment of any tax liability incurred as a result of this Agreement.  The Company may withhold tax on any payments or benefits provided to Employee as required by law or regulation.

9.  CONFIDENTIAL INFORMATION.  Except as reasonably necessary to perform Employee’s duties hereunder, Employee agrees not to reveal to any other person or entity or use for Employee’s own benefit any confidential information of or about the Company or its operations, both during and after Employee’s employment under this Agreement, including without limitation marketing plans, financial information, key personnel, employees’ capabilities, salaries and benefits, customer lists, pricing and cost structures, operation methods and any other information not available to the public, without the Company’s prior written consent.  Employee also agrees to execute the Company’s Invention and Non-Disclosure Agreement, which is attached hereto and made a part hereof.

10.  NON-COMPETITION; NON-SOLICITATION.

(a)  Restrictions.  Employee shall not, during the course of Employee’s employment with the Company and for a period of twelve (12) months after such termination, directly or indirectly:

(i) be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity (including as an individual, principal, agent employee, consultant or otherwise) for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding any of the foregoing, Employee may make solely passive investments in any Competing Entity the common stock of which is “publicly held” and of which Employee shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting power of such Competing Entity;

(ii) solicit or divert any business or any customer or known prospective customer from the Company or assist any person or entity in doing so or attempting to do so;

(iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so; or

(iv) solicit for employment, or advise or recommend to any other person or entity that he, she or it employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company.

(b)  Effect on the Company’s Obligations.  The Company’s obligation to make payments and provide the other benefits pursuant to Section 4 above shall terminate in the event that, and at such time as, Employee is in breach of Employee’s obligations set forth in Section 10(a) above.

(c)  Definitions.  For purposes of this Section 10:

(i) “Competing Entity” means any entity which is presently or hereafter engaged in any business of the type or character engaged in by the Company or any of its subsidiaries including, without limitation, (A) the business of providing to third parties products or services for pre-clinical drug discovery or chemical development which (x) include the outlicensing of small molecule libraries, the undertaking of drug candidate screening, and/or related drug optimization activities, or (y) utilize combinatorial chemistry or high-throughput screening technologies in offering pre-clinical drug discovery services; (B) the business of developing, marketing or selling software programs which use molecular simulation or analysis to predict chemical or biological activities; (C) the business of developing, marketing or selling software programs that store, manage or analyze chemical or biological information or (D) any business which is otherwise competitive with a business conducted by the Company or any of its subsidiaries; and

(ii) “Territory” means North America, Europe and Japan.

Notwithstanding anything in the above to the contrary, Employee may engage in the activities set forth in Section 10(a) hereof with the prior written consent of the Company, which consent shall not be unreasonably withheld.  Further, in determining whether a specific activity by Employee for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of (A) the duties to be performed by Employee and (B) the business activities of the Competing Entity at the time of Employee’s proposed engagement by such entity.

(d)  Acknowledgement.  Employee acknowledges and agrees that the covenants set forth in this Section are reasonable and necessary in all respects for the protection of the Company’s legitimate business interests (including without limitation the Company’s confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company’s net worth and in which the Company has a property interest).  Employee acknowledges and agrees that, in the event that Employee breaches any of the covenants set forth in this Section, the Company shall be irreparably harmed and shall not have an adequate remedy at law; and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law.  If any covenant set forth in this Section 10 is deemed invalid or unenforceable for any reason, it is the parties’ intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent to) render it valid and enforceable in all respects.  In the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid and enforceable in all respects.

11.  ARBITRATION.  Any and all disputes between the parties (except actions to enforce the provisions of Section 10 of this Agreement) arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereinafter, “Rules”).  The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and, unless expressly required by law, each side shall bear its own costs and counsel fees in such arbitration.  Any arbitration hereunder shall be conducted in Princeton, New Jersey or at such other location as mutually agreed by the parties.  Any arbitration award shall be final and binding on the parties.  The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement.  The arbitration provisions of this Section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in any United States District Court in the State of New Jersey.  The parties consent to the jurisdiction of (and the laying of venue in) any such court.

12.  WAIVER.  The waiver by the Company of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Employee of any provision of this Agreement.

13.  SEVERABILITY.  The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable.  However, in light of the possibility of differing interpretations of law and changes of circumstances, the parties agree that in the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.  Moreover, if any of the provisions of this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed by limiting or reducing it to the extent legally permitted so as to be enforceable to the extent compatible with then applicable law.

14.  SUCCESSORS AND ASSIGNS.  This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and the heirs, executors or personal representatives of Employee.  This Agreement may not be assigned by Employee.  This Agreement may be assigned to any successor in interest to the Company (including by way of merger, consolidation or reorganization, or by way of any assignment of all or substantially all of the Company’s assets, business or properties), and Employee hereby consents to such assignment.

15.  ENTIRE AGREEMENT; AMENDMENTS.  This Agreement, including the recitals (which are a part hereof), together with the applicable bylaws and policies of the Company, constitutes the entire Agreement between the parties hereto and there are no other understandings, agreements or representations, expressed or implied.  This Agreement supersedes any and all prior or contemporaneous agreements, oral or written, concerning Employee’s employment and compensation.  This Agreement may be amended only in writing signed by Employee and the Chief Executive Officer or Executive Vice President, Human Resources of the Company.

16.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws (other than conflicts of laws principles) of the State of New Jersey applicable to contracts executed in and to be performed entirely within such State.

Dated as of this 3rd day of December, 2002.

PHARMACOPEIA, INC.

	By:	/s/ Joseph A. Mollica, Ph.D.
Joseph A. Mollica, Ph.D.
Chairman of the Board, President and Chief Executive Officer

/s/ Mark J. Emkjer
Mark J. Emkjer
18357 Calle Stellina Rancho Santa Fe, CA 92091